Exhibit 23.3

KPMG LLP
Suite 1400
2323 Ross Avenue
Dallas, TX 75201-2721

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 21, 2024, with respect to the consolidated financial statements of EnLink Midstream, LLC, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Dallas, Texas
December 26, 2024